Cintas Corporation Posts 35th Consecutive Year of Growth in Revenue and Earnings

— Record Fourth Quarter 2004 Revenue and Earnings
— Fourth Quarter Total Revenue increased 9 percent
— Fourth Quarter Profits up 12 percent
— Company is recognized by employees and customers

CINCINNATI, July 12 /PRNewswire-FirstCall/ — Cintas Corporation (Nasdaq: CTAS) today reported record revenue for fiscal 2004 of $2.81 billion, a 5 percent increase from last year’s $2.69 billion. The company also reported a 9 percent increase in net income of $272.2 million compared to $249.3 million last year. After-tax margins were a solid 9.7% of revenue. Earnings per diluted share of $1.58 increased 9% from last year’s $1.45 per diluted share.

Scott D. Farmer, Chief Executive Officer of Cintas, stated, “On behalf of our Cintas employee-partners, I am proud to report our 35th consecutive year of uninterrupted growth in sales and profits. In addition to achieving this milestone, we experienced healthy improvements in profitability, cash flow and balance sheet strength. This was accomplished while finalizing the integration of the largest uniform rental acquisition in the Company’s history, Omni Services, Inc. The Other Services segment of our business, which includes uniform sales, first aid and safety services and other business services, also saw improvements in sales growth, profit margins and productivity.”

RECORD FOURTH QUARTER RESULTS

Cintas reported record revenue for the fiscal fourth quarter, ended May 31, of $738 million, an increase of 9 percent from last year’s $676 million. The Company also reported record net income for the quarter of $72.7 million, up 12 percent from $65.2 million last year. Earnings of $.42 per diluted share, were up 11 percent from last year.

“For the fourth quarter, our organic growth in the rental business was 5.3% while our other services segment grew 3.7%, all on a comparable workday basis. Both segments showed sequential improvements in organic growth compared to our third quarter results,” Mr. Farmer stated.

STRONG BALANCE SHEET

The Company’s balance sheet is strong and the Company has reduced its debt to total capitalization from 25.5 percent at May 31, 2003 to 20.4 percent at May 31, 2004. Cash and marketable securities reached $254 million at May 31, 2004 compared to $58 million at May 31, 2003, a 340 percent increase. Shareholders’ equity reached $1.9 billion compared to $1.6 billion last year.

OUTLOOK IS POSITIVE

Mr. Farmer continued, “We expect revenue for fiscal 2005 in the range of $3.0 billion to $3.2 billion, with full year earnings per share (diluted) in the range of $1.70 to $1.80, assuming a continued improvement in the economy. We continue to see opportunities to expand our customer base and leverage our vast geographic presence and nationwide distribution and sales network.”

RECOGNITION

In fiscal 2004, Cintas was recognized for outstanding customer service and management excellence. Cintas is proud of the following recognition:

•	Named among “America’s Best Managed Companies” by Forbes magazine

•	Recognized as one of "America's Most Admired Companies" for the fourth consecutive year by Fortune magazine

•	Recognized as a top company to work for in Canada, the state of Oregon and the city of Las Vegas

•	Presented “Exemplary Employer Award” by State of Massachusetts for its record of providing opportunities to people with disabilities

•	Received the "Corporate Humanitarian Award", the highest honor bestowed by Matthew 25: Ministries for public service

•	Named “Best In The Business” by Food Processing Magazine

•	Received the “Supplier Excellence Award”, the highest award for vendor quality from Royal Caribbean Cruise Lines

•	Presented “Image of the Year Award” for exceptional style and design, the highest honor given for uniform designs in the uniform industry

“Our employee-partners deserve the credit for these prestigious awards,” said Scott Farmer. “Their commitment to excellence exemplifies the Cintas culture and our principal objective, which is to maximize the long-term value of Cintas for our shareholders and working partners by exceeding our customers’ expectations. We are truly honored by this recognition.”

ABOUT CINTAS

Headquartered in Cincinnati, Ohio, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, provides entrance mats, restroom supplies, promotional products, and first aid and safety products and services for over 500,000 businesses. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 35 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in this news release. Factors that might cause such a difference include the possibility of greater than anticipated operating costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor, costs and possible effects of union organizing activities, the outcome of pending environmental matters, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products and the reactions of competitors in terms of price and service. Forward-looking statements speak only as of the date made. Cintas undertakes no obligation under the Act to update any forward-looking statements to reflect the events or circumstances arising after the date on which they are made.

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended			Twelve Months Ended
	May 31, 2004	May 31, 2003	% Chng.	May 31, 2004	May 31, 2003	% Chng.
Revenue:
Rentals	$567,071	$528,623	7.3	$2,201,405	$2,101,785	4.7
Other services	171,083	147,521	16.0	612,654	584,800	4.8

Total revenue	$738,154	$676,144	9.2	$2,814,059	$2,686,585	4.7

Costs and expenses (income):
Cost of rentals	$315,687	$297,637	6.1	$1,222,638	$1,173,666	4.2
Cost of other services	112,571	99,551	13.1	404,929	393,711	2.8
Selling and administrative expenses	189,515	168,567	12.4	727,618	695,437	4.6
Interest income	(871)	(729)	19.5	(2,650)	(2,905)	-8.8
Interest expense	5,795	7,447	-22.2	25,101	30,917	-18.8
Write off of loan receivable	--	--	N/A	4,343	--	N/A

Total costs and expenses	$622,697	$572,473	8.8	$2,381,979	$2,290,826	4.0

Income before income taxes	$115,457	$103,671	11.4	$432,080	$395,759	9.2
Income taxes	42,729	38,460	11.1	159,875	146,506	9.1

Net income	$72,728	$65,211	11.5	$272,205	$249,253	9.2

Per share data:
Basic earnings per share	$0.42	$0.38	10.5	$1.59	$1.46	8.9

Diluted earnings per share	$0.42	$0.38	10.5	$1.58	$1.45	9.0

Basic shares outstanding	171,299	170,516		170,960	170,262
Diluted shares outstanding	172,666	171,795		172,372	172,037

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended			Twelve Months Ended
	May 31, 2004	May 31, 2003	% Chng.	May 31, 2004	May 31, 2003	% Chng.
EBIT	$120,381	$110,389	9.1	$454,531	$423,771	7.3
EBIT/Revenue	16.3%	16.3%		16.2%	15.8%
EBITDA	$156,445	$144,456	8.3	$597,790	$566,832	5.5
EBITDA/Revenue	21.2%	21.4%		21.2%	21.1%
Rental gross margin	44.3%	43.7%		44.5%	44.2%
Other services gross margin	34.2%	32.5%		33.9%	32.7%
Total gross margin	42.0%	41.3%		42.2%	41.7%
Net margin	9.9%	9.6%		9.7%	9.3%

Depreciation and amortization	$36,064	$34,067	5.9	$143,259	$143,061	0.1
Capital expenditures	$27,869	$34,572	-19.4	$112,888	$115,019	-1.9

Debt to total capitalization	20.4%	25.5%		20.4%	25.5%

Cintas Corporation
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands except share data)

	May 31, 2004	May 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$87,357	$32,239
Marketable securities	166,964	25,420
Accounts receivable, net	285,592	278,147
Inventories	185,585	228,410
Uniforms and other rental items in service	301,350	305,721
Prepaid expenses	7,395	7,607

Total current assets	1,034,243	877,544

Property and equipment, at cost, net	785,310	777,432

Goodwill	805,441	721,855
Service contracts	144,664	144,899
Other assets	40,639	61,216

	$2,810,297	$2,582,946

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$53,451	$53,909
Accrued liabilities	178,030	153,134
Income taxes:
Current	36,640	16,527
Deferred	47,042	53,018
Long-term debt due within one year	10,523	28,251

Total current liabilities	325,686	304,839

Long-term debt due after one year	473,685	534,763

Deferred income taxes	122,957	97,012

Shareholders' equity:
Preferred stock, no par value, 100,000 shares
authorized, none outstanding	--	--
Common stock 171,377,679 and 170,599,993
shares issued and outstanding, respectively	94,569	76,124
Retained earnings	1,790,547	1,568,071
Other accumulated comprehensive income (loss):
Foreign currency translation	4,474	4,427
Unrealized loss on derivatives	(1,621)	(2,290)

Total shareholders' equity	1,887,969	1,646,332

	$2,810,297	$2,582,946

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Twelve Months Ended
	May 31, 2004	May 31, 2003
Cash flows from operating activities:

Net income	$272,205	$249,253

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	117,285	115,320
Amortization of deferred charges	25,974	27,741
Deferred income taxes	15,839	7,648
Change in current assets and liabilities, net of
acquisitions of businesses:
Accounts receivable	(488)	4,044
Inventories	46,396	(35,638)
Uniforms and other rental items in service	4,381	(24,781)
Prepaid expenses	246	2,597
Accounts payable	(3,223)	(6,648)
Accrued compensation and related liabilities	6,552	(3,734)
Accrued liabilities	4,429	(9,851)
Income taxes payable	20,113	4,736

Net cash provided by operating activities	509,709	330,687

Cash flows from investing activities:

Capital expenditures	(112,888)	(115,019)
Proceeds from sale or redemption of marketable securities	48,078	23,790
Purchase of marketable securities	(189,622)	(4,752)
Acquisitions of businesses, net of cash acquired	(101,654)	(37,173)
Other	12,282	(3,068)

Net cash used in investing activities	(343,804)	(136,222)

Cash flows from financing activities:

Repayment of long-term debt	(68,764)	(172,891)
Stock options exercised	5,868	5,699
Dividends paid	(49,634)	(46,003)
Other	1,743	10,341

Net cash used in financing activities	(110,787)	(202,854)

Net increase (decrease) in cash and cash equivalents	55,118	(8,389)
Cash and cash equivalents at beginning of period	32,239	40,628

Cash and cash equivalents at end of period	$87,357	$32,239

CONTACT:	William C. Gale, Senior Vice President-Finance and CFO, +1-513-573-4211, or Karen L. Carnahan, Vice President and Treasurer, +1-513-573-4013, both of Cintas Corporation

Web site: http://www.cintas.com

   (CTAS)